As filed with the Securities and Exchange Commission on February 9, 2026

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

_____________________________________________

FORM S‑8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_____________________________________________

THE JONES FINANCIAL COMPANIES, L.L.L.P.

(Exact name of registrant as specified in its charter)

Missouri	12555 Manchester Road St. Louis, Missouri 63131 (314) 515-2000	43-1450818
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

2026 Profits Interest Plan of

The Jones Financial Companies, L.L.L.P.

(Full title of the plan)

Keir Gumbs

The Jones Financial Companies, L.L.L.P.

12555 Manchester Road

St. Louis, Missouri 63131-3729

(314) 515-2000

(Name, address and telephone number,

including area code, of agent for service)

Copies of all correspondence to:

Brent R. Trame

Thompson Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Telephone: (314) 552-6000

Facsimile: (314) 552-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by The Jones Financial Companies, L.L.L.P. (the “Registrant”) to register limited partnership profits interests with designated aggregate Notional Capital Contributions (as defined and further described in the Registrant’s Twenty-Third Amended and Restated Agreement of Registered Limited Liability Limited Partnership, dated as of November 5, 2025 (the “Partnership Agreement”) not to exceed $100,000,000.00 for issuance to participants under the 2026 Profits Interest Plan of The Jones Financial Companies, L.L.L.P. (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed March 14, 2025;

(b)

The Registrant’s Quarterly Report(s) on Form 10-Q for the quarter(s) ended March 28, 2025, June 27, 2025 and September 26, 2025 filed May 9, 2025, August 8, 2025, and November 7, 2025, respectively; and

(c)

The Registrant’s Current Report(s) on Form 8-K (specifically excluding the information furnished under Items 2.02 and any exhibits furnished thereto), filed on April 24, 2025 and November 5, 2025, November 10, 2025, January 7, 2026 and January 13, 2026; and

(d)

The description of the Registrant’s limited partnership profits interests set forth in the Registrant’s Registration Statement on Form 8-A filed on February 14, 2025 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As general partners in a registered limited liability limited partnership, Missouri law provides that the Registrant’s officers shall not be liable or accountable, directly or indirectly, including by way of indemnification, contribution, assessment or otherwise, for any debts, obligations and liabilities of, or chargeable to, the Registrant or its general partners, whether in tort, contract or otherwise, which are incurred, created or assumed by the Registrant while the Registrant is a registered limited liability limited partnership; provided, however, that this liability limitation does not affect the liability of the officers for: (i) such officer’s own negligence, wrongful acts, omissions, misconduct or malpractice; (ii) such officer’s liability for any taxes or fees administered by the department of revenue; (iii) any liabilities owed as determined by the division of employment security; and (iv) any local taxes.

Pursuant to the Partnership Agreement:

(a)

The Registrant’s officers are not liable to the Registrant or any other person for any losses, claims, damages, liabilities, costs, expenses (including reasonable legal and experts’ fees, costs and expenses) judgments, awards, fines, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, arbitral, administrative or investigative, incurred by reason of any act or omission performed or omitted by such officer on behalf of the Registrant or failure to act (even if such action, omission or failure to act constituted negligence on such officer’s part) on behalf of the Registrant; provided, however, that the provision in the Partnership Agreement does not limit the liability of such officer (i) for fraud, (ii) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, (iii) for any transaction in which such officer derived improper personal benefit, or (iv) for any liability in connection with a Suspension Event (as defined in the Partnership Agreement).

(b)

To the fullest extent permitted under applicable law, the Registrant shall indemnify, defend and hold each officer harmless from and against any and all claims brought against such party arising out of or in connection to acts or omissions performed in connection with the business of the Registrant, and shall indemnify and hold each such officer harmless from and against all resulting awards, settlements, damages liabilities, fines, costs and expenses (including reimbursement of reasonable attorneys’ and experts’ fees and court costs), to the extent that such claim results from or is attributable to acts or omissions performed or omitted to be performed by such officer unless such act was not: (i) in good faith on behalf of the Registrant, (ii) in a manner reasonably believed by such officer to be within the scope of the authority granted to him/her by the Partnership Agreement, nor (iii) in the best interests of the Registrant; provided, however, the Registrant will have no indemnification obligation for claims to the extent directly attributable to acts or omissions of an officer that constitute (A) fraud, (B) acts or omissions of an officer not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, (C) for any transaction in which such officer derived improper personal benefit, or (D) for any liability in connection with a Suspension Event (as defined in the Partnership Agreement).

The Registrant’s Directors, Officers and Corporate Liability/General Partners and Limited Partnership Liability Insurance Policy generally provides officers with a maximum of $60,000,000 aggregate coverage of, with certain exclusions and exceptions, defense costs, judgments, settlements, and damages for claims (a) of employment practice wrongful acts, (b) of any actual or alleged error, misstatement, or misleading statement, neglect or breach of duty committed, attempted or allegedly committed; (c) related to an omission or act in their capacity as an individual general partner; (d) against an officer solely by reason of their status as an individual general partner; and (e) against an officer in their capacity as director or officer of an outside entity if such service is at the request of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.

4.1

Twenty-Third Amended and Restated Agreement of Registered Limited Liability Limited Partnership, dated November 5, 2025, incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November5, 2025.

4.2*	2026 Profits Interest Plan of The Jones Financial Companies, L.L.L.P.

5.1*	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Thompson Coburn LLP (included in Exhibit 5.1).

107.1*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Peres, State of Missouri, on February 9, 2026.

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By	By: /s/Penny Pennington
Penny Pennington
Managing Partner

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
By: /s/Penny Pennington Penny Pennington	Managing Partner (Principal Executive Officer)	February 9, 2026
By: /s/Andrew T. Miedler Andrew T. Miedler	Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2026